Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Provides Update on the Launch of Its Two Epilepsy Products Trokendi XR™ and SPN-804

Rockville, MD, July 13, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceuticals company, announced on June 26 that it received a tentative approval letter from the Food & Drug Administration (the “FDA”) for Trokendi XR™, a once-daily extended release formulation of topiramate (formerly known as SPN-538). The letter states that the FDA completed its review of the Trokendi XR NDA and that no additional clinical trials are required. The letter also states that final approval may not be made effective by the FDA until the period of exclusivity protection associated with safety information regarding a specific pediatric population expires.

Since then, the Company has been in discussion with the FDA to clarify which of the three marketing exclusivities (December 2012, June 2013 or July 2014) that are listed in the Orange Book the FDA is referring to and how such exclusivity applies to its NDA. The Company is pleased to provide the following update.

The marketing exclusivity that the FDA is referring to relates to pediatric patients, age 1-24 months. This exclusivity expires on June 22, 2013. Although such age bracket is not part of the patient population for which Trokendi XR will be indicated, the FDA is requesting that such safety information be included in the Trokendi XR label. Therefore, final approval may not be made effective by the FDA until such exclusivity expires.

While the Company continues to discuss this issue with the FDA, it is now planning on launching SPN-804 (extended-release oxcarbazepine) in 1Q 2013, assuming approval in October 2012, and then followed by Trokendi XR in 3Q 2013. This will provide sufficient time between the two product launches to ensure that each launch is optimally resourced. The NDA for SPN-804 is currently under review by the FDA with a PDUFA date of October 19, 2012.

“We are fortunate to have developed a deep and diverse pipeline in CNS including two NDAs in the same therapeutic area. Trokendi XR and SPN-804 offer significant synergies in commercialization that allow us to be flexible in our planning in getting both products to the market. Our initial plan was to first launch Trokendi XR by year-end 2012. Under the new scenario and while waiting for the exclusivity protection to expire, we anticipate launching SPN 804 in 1Q 2013 and establishing it in the market before we launch Trokendi XR in 3Q 2013,” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

Given our new plan to launch our first product in 1Q 2013 instead of year-end 2012, we have adjusted our plans and the timing of our commercial infrastructure build-out, and as a result expect our 2012 cash burn to be lower in the range of $55-60 million compared to the previous range of $65-70 million. We continue to anticipate that our capital should be sufficient to fund operations into the second quarter of 2013.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include Trokendi XR (extended-release topiramate), formerly known as SPN-538, and SPN-804 (extended-release oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential for Trokendi XR and SPN-804 to treat epilepsy, their final approval, and the timing of their launch and availability to physicians. Notwithstanding the exclusivity issue, FDA still has final authority to issue final approval. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to obtain final approval for its products, commercialize products successfully, whether physicians will prescribe and patients will use Trokendi XR or SPN-804, once available, and competition in the market for Trokendi XR or SPN-804. For a further description of these and other risks facing the company, please see the risk factors described in the company’s Registration Statement on Form S-1 that was filed with the United States Securities and Exchange Commission and the amendments thereto, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591